World Funds Trust 485BPOS

Exhibit 99.(p)(3)

Code of Ethics

(A)	General

The Code of Ethics is predicated on the principle that McGinn owes a fiduciary duty to its clients. Accordingly, McGinn’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, McGinn must:

●	Place client interests ahead of McGinn’s – As a fiduciary, McGinn must serve in its clients’ best interests. In other words, McGinn employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

●	Engage in personal investing that is in full compliance with McGinn’s Code of Ethics – Employees must review and abide by McGinn’s Personal Security Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with McGinn, or on behalf of an advisory client.

Any questions with respect to McGinn’s Code of Ethics should be directed to senior management and/or McGinn’s designated compliance officer.

(B)	Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with McGinn, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) is present.

(C)	Lending

McGinn will not borrow short term funds from clients unless (a) they are also investors in the company who have in connection with such investment been provided an opportunity to examine the risks in such investment and who have access to the financials and other pertinent information at the time of the borrowing, or (b) they are family members of the management of McGinn.

(D)	Personal Security Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Securities and Instruments that are not Securities

McGinn will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees shall have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

●	Employees’ interests as a general partner in securities held by a general or limited partnership; and

●	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they have a share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

●	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and

●	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

●	Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

●	Purchases of securities in DRIPS (dividend reinvestment plans).

●	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

●	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, etc.

●	Purchases or sales of exchange-traded options on broadly-based indices (Indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

●	Purchases or sales of shares of registered closed-end investment companies (including ETFs).

●	From time to time, McGinn’s designated compliance officer may exempt certain transactions on a trade-by-trade basis.

Initial Public Offerings

No employees shall acquire beneficial ownership of securities in an initial public offering.

Private Placements

Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from a designated officer at McGinn. In determining whether to grant the approval, the official will seek to determine whether or not the employee’s acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee strictly by virtue of the employee’s position at McGinn.

Reporting

A “Quarterly Transactions Acknowledgement” form will be signed by all access persons. McGinn will also issue a “Personal Securities Annual Holdings Report” form to be signed annually by all access persons in January, coinciding with employees’ fourth quarter reporting requirement. Alicia Magnier will download access persons statements from Charles Schwab on a quarterly basis affirming and reviewing all transactions in addition to the existing daily review of transactions when transactions are downloaded from Charles Schwab into the internal accounting Advent Axys system.

Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee must require its broker/dealer to send McGinn duplicate account statements and trade confirmations no less frequently than quarterly if the account is held at a custodian other than Charles Schwab.

New employees are required to disclose all of their personal securities holdings at the commencement of their employment. Alicia Magnier shall maintain these records in accordance with the recordkeeping rule.

Trading and Review

McGinn does not expect its employees to engage in frequent or short-term (60 days) trading. In addition, McGinn does not expect its employees to trade opposite of clients and/or firm recommendations. McGinn strictly forbids “frontrunning” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. Employees must wait 48 hours after the initial position of a security is purchased for the majority of client accounts before they are allowed to purchase the security in their personal trading accounts. Mr. McGinn will closely monitor employees’ investment patterns to detect these abuses. Alicia Magnier will monitor Mr. McGinn’s personal securities transactions for compliance with the Personal Security Transaction Policy.

If McGinn discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the appropriate officers of McGinn to review the facts surrounding the transactions. This meeting shall help McGinn to determine the appropriate course of action.

Remedial Actions

McGinn takes the potential for conflicts of interest caused by personal investing very seriously. As such, McGinn has implemented remedial actions that are designed to discourage its employees from violating the Personal Security Transaction Policy. Employees should be aware that McGinn reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

●	1st Violation – Verbal warning;

●	2nd Violation – Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee; and

●	3rd Violation – Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and

●	4th Violation – Possible termination of employment.